Exhibit 99.1

September 15, 2009

For Immediate release

Sport Supply Group Awarded U.S. Communities Contract for Athletics and Physical Education

•	Exclusive Multi-Year Annual Contract to Act as Cornerstone of School District, City, Public Agency Sales Efforts
•	New Relationship Aligns Government Purchasing Cooperative with Largest Sporting Goods Supplier to Cities, States and School Districts
•	Public Agencies Currently Purchasing $1.4 Billion Annually through U.S. Communities for Multiple Products and Services

Dallas, TX. Sport Supply Group, Inc (NASDAQ – RBI) today announced it has been awarded the U.S. Communities Contract to act as the exclusive supplier of sporting goods, physical education equipment and uniforms for the program for the period October 1, 2009 – September 30, 2014. The agreement also includes a provision for two potential extension years.

Adam Blumenfeld, Chairman and CEO of Sport Supply Group stated: “We are very excited to be chosen as the exclusive supplier of athletic and physical education product to U.S. Communities. They are the largest buying cooperative in the nation for the markets we service. We intend to use the U.S. Communities relationship as the cornerstone of our efforts to service School Districts, States and Cities nationwide and provide the best in both equipment and team uniform products to their constituents. Sport Supply is positioned to provide best in class products, pricing and service to the thousands of existing U.S. Communities participants.

This is a significant new relationship and one we anticipate will drive meaningful, incremental organic growth over the term of the contract. Further, the relationship speaks to our continued efforts at shifting industry share to Sport Supply Group’s operating platform.”

U.S. Communities™ Government Purchasing Alliance is a nonprofit government purchasing cooperative that assists local and state government agencies, school districts (K-12), higher education, and nonprofits in reducing the cost of purchased goods through pooling the purchasing power of public agencies nationwide. Today more than 37,000 public agencies utilize U.S. Communities™ contracts and suppliers to procure more than 1.4 billion dollars in products and services annually. Each month more than 400 new public agencies register to participate. The continuing rapid growth of public agency participation is fueled by the program’s proven track record of providing public agencies unparallel value.

Chris Mellis, Director of U.S. Communities commented: “We are extremely pleased to have Sport Supply Group as our partner going forward as we look to further enhance the quality and breadth of services we offer our program participants. With Sport Supply Group, we can now offer over 22,000 products – expanding not just into athletics and facility management, but team uniforms and apparel. The full breadth of Sport Supply Group’s offerings creates a true one stop shop for our participants. Sport Supply’s strong commitment and capabilities in the online procurement arena are well aligned with our progressive view of the need to aggregate and streamline public agency purchasing power. We will work in tandem with Sport Supply’s 200 direct sales professionals, 3 million catalogs and 40 telesales representatives to service the sports related needs of our school district, city and state constituents.”

About Sport Supply Group

Sport Supply Group, Inc. is the nation’s leading marketer, manufacturer and distributor of sporting goods and branded team uniforms to the institutional and team sports market. The Company markets via 3 million direct catalogs, a 40 man telesales team, more than 200 direct sales professionals, 60 Platinum Re-distribution partners and a family of company-controlled websites.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements relating to the Company’s anticipated financial performance, business prospects, new developments and similar matters, and/or statements preceded by, followed by or that include the words “believes,” “could,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions. These forward-looking statements are based on management’s current expectations and assumptions, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results may differ materially from those suggested by the forward-looking statements due to a variety of factors, including changes in business, political, and economic conditions which changes may negatively impact school and other government supported budgets as well as the cost of doing business, actions and initiatives by current and potential competitors, the availability and cost of financing, and certain other additional factors described in the Company’s filings with the Securities and Exchange Commission, including under the heading “Risk Factors” in the Company’s annual reports on Form 10-K and under the heading “Risk Factors” and/or “Statement Regarding Forward-Looking Disclosure” in the Company’s quarterly reports on Form 10-Q. Other unknown or unpredictable factors also could have material adverse effects on the Company’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. The Company is not under any obligation and does not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this press release to reflect circumstances existing after the date of this press release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

Contact:
Sport Supply Group, Inc.
Adam Blumenfeld, 972-243-0879